Filed Pursuant to Rule 433

Registration No. 333-202524

August 31, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

Linked to a basket of 5 Reference Stocks (the “Reference Asset”)

►	7 Year Income Plus Notes with a 1.25% Minimum Annual Coupon

►	Annual coupons based on the performance of every Reference Stock, subject to the Minimum Coupon Rate and the Performance-Based Coupon Rate

►	Repayment of principal at maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The 7 Year Income Plus Notes (the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, beginning on page S-1 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $900 and $950 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.00% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per security
Term	7 years
Reference Asset

The five Reference Stocks, which are common stocks of the following companies:

• Apple Inc.

• Boeing Company

• Ford Motor Company

• Eli Lily and Company

• Verizon Communications Inc.

For more information, see page FWP-3

Coupon

The Coupon on each Coupon Payment Date for the Notes will be variable and be calculated as follows:
If every Reference Stock Return on the Coupon Valuation Date is greater than or equal to zero, you will receive: $1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

If any Reference Stock Return on the Coupon Valuation Date is less than zero, you will receive: $1,000 x Minimum Coupon Rate

Minimum Coupon Rate	See page FWP-3
Performance Based Coupon Rate	See page FWP-3
Coupon Valuation Dates	See page FWP-4
Coupon Payment Dates	See page FWP-4
Pricing Date	September 26, 2017
Trade Date	September 26, 2017
Original Issue Date	September 29, 2017
Maturity Date	September 30, 2024

1 As more fully described beginning on page FWP-3.

The Notes

For investors who seek full repayment of principal at maturity, subject to the credit risk of HSBC, and believe all of the Reference Stocks will appreciate or remain the same during the term of the Notes.

If every Reference Stock Return is greater than or equal to zero on any Coupon Valuation Date, the Coupon will equal the Performance-Based Coupon Rate plus the Minimum Coupon Rate, multiplied by the Principal Amount. If the Reference Stock Return of any Reference Stock is less than zero on any Coupon Valuation Date, the Coupon will equal the Minimum Coupon Rate multiplied by the Principal Amount.

Minimum and Performance-Based Coupon Rates		Potential Annual Coupon[2]	CUSIP / ISIN
Minimum	Performance- Based[1]
1.25%	4.25%	5.50%	40435FEZ6 / US40435FEZ62

1 The actual rate will be determined on the Trade Date and fixed for the duration of the Notes. The rate set on Trade Date will not be less than the rate indicated above and may be greater subject to market conditions on that day. Payment of any Performance-Based Coupon Rate is subject to the Final Price of each Reference Stock on the Coupon Valuation Date being greater than or equal to its Initial Price.

2 The Minimum Coupon Rate and Performance-Based Coupon Rate (to be determined on the Trade Date) are shown together.

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HSBC USA Inc. 7 Year Income Plus Notes

Linked to a Basket of 5 Reference Stocks

This free writing prospectus relates to an offering of Notes linked to a basket of five common stocks (each, a “Reference Stock” and together, the “Reference Stocks”). The Notes will have the terms described in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the performance of the Reference Stocks as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Coupon Rates		Potential Annual COUPON	CUSIP/ ISIN
Minimum Coupon Rate	Performance-Based Coupon Rate[1]	Minimum Coupon Rate or Combined Return[2]
1.25%	4.25%[1]	1.25% or 5.50%	40435FEZ6/US40435FEZ62

1 The actual rate will be determined on the Trade Date and fixed for the duration of the Note. The rate set on Trade Date will not be less than the rate indicated above and maybe greater subject to market conditions on that day. Payment of any Performance-Based Coupon Rate is subject to the Final Price of each Reference Stock on the Coupon Valuation Date being greater than or equal to its Initial Price.

2 The Minimum Coupon Rate and Performance-Based Coupon Rate (to be determined on the Trade Date) are shown together.

Reference Stocks:	The common stocks of the following companies (the “Reference Stock Issuers”):

Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Industry	Initial Price[1]	Market Capitalization[2] (in billions)
Apple Inc.	AAPL	NASDAQ	Technology	$[ ]	$846.69
The Boeing Company	BA	NYSE	Aircraft Manufacturing	$[ ]	$141.78
Ford Motor Company	F	NYSE	Automobiles	$[ ]	$44.33
Eli Lily and Company	LLY	NYSE	Pharmaceuticals	$[ ]	$89.22
Verizon Communications	VZ	NYSE	Telecommunications	$[ ]	$197.28

[1] For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date. [2] Market capitalization (in billions) as of August 30, 2017. Source: Bloomberg L.P.

Payment at Maturity:	For each Note, the Principal Amount plus the final Coupon due on the Maturity Date.

Coupon:

With respect to each Coupon Payment Date, for each $1,000 Principal Amount, the Coupon will be calculated as follows:

On the applicable Coupon Valuation Date, if the Reference Stock Return for every Reference Stock is greater than or equal to zero, you will receive:

$1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

On the applicable Coupon Valuation Date, if the Reference Stock Return for any Reference Stock is less than zero, you will receive:

$1,000 x Minimum Coupon Rate

Reference Stock Return:	For each Reference Stock, on any Coupon Valuation Date: Final Price — Initial Price Initial Price

Minimum Coupon Rate:	The per annum Minimum Coupon Rate, as indicated above

Performance-Based Coupon Rate:	The per annum Performance-Based Coupon Rate, as indicated above

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Coupon Valuation Dates:

Coupon Valuation Date*

September 26, 2018

September 25, 2019

September 24, 2020

September 24, 2021

September 26, 2022

September 26, 2023

September 25, 2024

* Subject to adjustment as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.

Coupon Payment Dates:	Coupon Payment Date** October 1, 2018 September 30, 2019 September 29, 2020 September 29, 2021 September 29, 2022 September 29, 2023 September 30, 2024 (the expected Maturity Date) **Expected.

Initial Price:	The Official Closing Price (as defined below) of the respective Reference Stock as determined by the calculation agent on the Pricing Date.

Final Price:	The Official Closing Price of the respective Reference Stock on the relevant Coupon Valuation Date, adjusted as described under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.

Official Closing Price:	With respect to each Reference Stock, the Official Closing Price will be the relevant official price of one share of such Reference Stock on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as further described under “Additional Terms of the Notes — Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.

Trade Date:	September 26, 2017

Pricing Date:	September 26, 2017

Original Issue Date:	September 29, 2017

Maturity Date:	3 scheduled business days after the final Coupon Valuation Date, and expected to be September 30, 2024. The Maturity Date is subject to adjustment as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value for the Notes will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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General

This free writing prospectus relates to an offering of Notes linked to the Reference Stocks. The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Notes relate to the Reference Stocks identified on FWP-3, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you your Principal Amount plus the final Coupon due on the Maturity Date.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon relating to the Notes. The Coupon will vary, will be calculated on the relevant Coupon Valuation Date and will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate (to be determined on the Trade Date) plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for every Reference Stock is equal to or greater than zero, the Coupon will be the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for any Reference Stock is less than zero, the Coupon will be the Minimum Coupon Rate. The Coupon Payment Dates and the Maturity Date are subject to adjustment, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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Investor Suitability

The Notes may be suitable for you if:

▶	You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon at a rate, based on the performance of each Reference Stock, that will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶	You believe the prices of all of the Reference Stocks will generally increase or remain equal to their Initial Prices over the term of the Notes.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You believe the Coupon on the Coupon Payment Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

▶	You are comfortable receiving only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶	You are willing to invest in the Notes based on the sum of the Performance-Based Coupon Rate plus the Minimum Coupon Rate, which will limit your Coupon on any Coupon Payment Date.

▶	You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You seek an investment where the return is based on the actual performance of the Reference Stocks and is not limited to the sum of the Minimum Coupon Rate and the Performance-Based Coupon Rate.

▶	You believe the prices of one or more of the Reference Stocks will decrease over the term of the Notes.

▶	You are unwilling to receive only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The rate for the annual Coupon is uncertain and may be as low as the Minimum Coupon Rate.

The rate for of the annual Coupon that you will receive is not fixed and will depend on the performance of each Reference Stock on the respective Coupon Valuation Dates. If the Reference Stock Return of any Reference Stock is less than zero on a Coupon Valuation Date, you will receive a Coupon at a rate equal to the Minimum Coupon Rate on the Coupon Payment Date. The Minimum Coupon Rate is specified on page FWP-3.

You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is limited to the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead, you will receive annual Coupons based upon the formula described under the captions “Coupon,” “Minimum Coupon Rate” and “Performance-Based Coupon Rate” on page FWP-3. The Coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate. Regardless of the extent to which the prices of the Reference Stocks appreciate, the Coupon will not exceed the Performance-Based Coupon Rate plus the Minimum Coupon Rate. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes.

The amount payable on the Notes is not linked to the price of the Reference Stocks at any time other than on the Coupon Valuation Dates.

The return on the Notes will be based on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stocks appreciates prior to the applicable Coupon Valuation Date but then decreases on that day to a price that is at or below the Initial Price, the Coupon payable will be limited to the Minimum Coupon Rate, and will be less than it would have been had the Notes been linked to the price of the Reference Stocks prior to that decrease. Although the actual price of the Reference Stocks on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stocks on any Coupon Valuation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupons or return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing

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models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 16 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Description of the Reference Stocks

APple INc. (AAPL)

Description of Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Information filed by AAPL with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36743 or its CIK Code: 0000320193.

Historical Performance of Apple Inc.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through August 30, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	27.85	17.02	20.50	March 28, 2013	78.43	60.01	63.24
June 30, 2008	27.14	21.02	23.92	June 28, 2013	66.26	55.79	56.65
September 30, 2008	25.65	15.04	16.24	September 30, 2013	72.53	58.46	68.11
December 31, 2008	15.86	11.50	12.33	December 31, 2013	81.44	68.71	80.15
March 31, 2009	15.70	11.17	15.02	March 31, 2014	79.62	71.40	76.68
June 30, 2009	20.67	15.53	20.35	June 30, 2014	94.25	73.99	92.93
September 30, 2009	26.59	19.34	26.48	September 30, 2014	103.30	93.09	100.75
December 31, 2009	30.23	25.84	30.23	December 31, 2014	119.00	96.26	110.38
March 31, 2010	33.69	27.44	33.57	March 31, 2015	133.00	105.99	124.43
June 30, 2010	39.15	33.69	35.93	June 30, 2015	132.65	124.25	125.43
September 30, 2010	41.76	34.28	40.54	September 30, 2015	132.07	103.12	110.30
December 31, 2010	46.50	39.81	46.24	December 31, 2015	122.57	105.26	105.26
March 31, 2011	51.88	46.67	49.79	March 31, 2016	109.56	93.42	108.99
June 30, 2011	50.43	45.05	47.95	June 30, 2016	112.10	90.34	95.60
September 30, 2011	59.06	49.04	54.47	September 30, 2016	115.57	94.99	113.05
December 30, 2011	60.32	51.94	57.86	December 31, 2016	118.25	105.71	115.82
March 30, 2012	88.23	58.75	85.65	March 31, 2017	144.12	116.02	143.93
June 29, 2012	90.89	75.73	83.43	June 30, 2017	156.10	140.68	144.02
September 28, 2012	100.30	82.13	95.30	August 30, 2017*	163.35	142.73	163.35
December 31, 2012	95.92	72.80	76.02

* This pricing supplement includes information for the third calendar quarter of 2017 for the period from July 1, 2017 through August 30, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the daily performance of AAPL’s common stock from January 1, 2008 through August 30, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-9

The Boeing Company (BA)

Description of The Boeing Company

The Boeing Company, together with its subsidiaries, develops, produces, and markets commercial jet aircraft, as well as provides related support services to the commercial airline industry worldwide. The company also researches, develops, produces, modifies, and supports information, space, and defense systems, including military aircraft, helicopters and space and missile systems. Information filed by BA with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00442 or its CIK Code: 0000012927.

Historical Performance of Boeing Company

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through August 30, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	86.98	72.45	74.37	March 28, 2013	86.62	73.65	85.85
June 30, 2008	87.07	65.72	65.72	June 28, 2013	104.08	84.09	102.44
September 30, 2008	69.26	55.47	57.35	September 30, 2013	119.38	101.47	117.50
December 31, 2008	56.62	37.11	42.67	December 31, 2013	138.36	114.47	136.49
March 31, 2009	46.31	29.36	35.58	March 31, 2014	144.37	121.40	125.49
June 30, 2009	52.83	35.44	42.50	June 30, 2014	138.25	122.07	127.23
September 30, 2009	54.62	39.04	54.15	September 30, 2014	129.74	118.34	127.38
December 31, 2009	56.05	47.22	54.13	December 31, 2014	134.81	120.19	129.98
March 31, 2010	74.11	54.13	72.61	March 31, 2015	158.31	127.53	150.08
June 30, 2010	75.59	60.11	62.75	June 30, 2015	154.38	138.72	138.72
September 30, 2010	69.69	60.76	66.54	September 30, 2015	148.49	125.49	130.95
December 31, 2010	71.66	62.50	65.26	December 31, 2015	149.40	130.61	144.59
March 31, 2011	73.93	65.26	73.93	March 31, 2016	141.07	108.44	126.94
June 30, 2011	79.95	71.25	73.93	June 30, 2016	137.08	122.70	129.87
September 30, 2011	75.99	57.41	60.51	September 30, 2016	135.96	126.70	131.74
December 30, 2011	74.29	58.25	73.35	December 31, 2016	157.81	132.25	155.68
March 30, 2012	76.34	72.56	74.37	March 31, 2017	183.91	156.97	177.98
June 29, 2012	77.27	67.24	74.30	June 30, 2017	202.23	175.62	197.75
September 28, 2012	75.51	69.38	69.62	August 30, 2017*	242.46	198.59	240.46
December 31, 2012	76.20	69.53	75.36

* This pricing supplement includes information for the third calendar quarter of 2017 for the period from July 1, 2017 through August 30, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the daily performance of BA’s common stock from January 1, 2008 through August 30, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-10

Ford Motor Company (F)

Description of Ford Motor Company

Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. Information filed by F with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03950 or its CIK Code: 0000037996.

Historical Performance of Ford Motor Company

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through August 30, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	6.85	5.11	5.72	March 28, 2013	14.30	12.13	13.15
June 30, 2008	8.48	4.81	4.81	June 28, 2013	15.90	12.44	15.47
September 30, 2008	6.03	4.17	5.20	September 30, 2013	17.66	15.47	16.87
December 31, 2008	5.20	1.26	2.29	December 31, 2013	17.76	15.15	15.43
March 31, 2009	2.94	1.58	2.63	March 31, 2014	16.73	14.55	15.60
June 30, 2009	6.41	2.63	6.07	June 30, 2014	17.28	15.46	17.24
September 30, 2009	8.44	5.35	7.21	September 30, 2014	17.84	14.79	14.79
December 31, 2009	10.20	6.84	10.00	December 31, 2014	16.01	13.54	15.50
March 31, 2010	14.10	10.00	12.57	March 31, 2015	16.57	14.46	16.14
June 30, 2010	14.46	9.88	10.08	June 30, 2015	16.14	14.78	15.01
September 30, 2010	13.16	10.08	12.24	September 30, 2015	15.21	12.90	13.57
December 31, 2010	17.00	12.24	16.79	December 31, 2015	15.68	13.57	14.09
March 31, 2011	18.79	14.01	14.91	March 31, 2016	14.09	11.17	13.50
June 30, 2011	15.79	12.78	13.79	June 30, 2016	13.94	12.03	12.43
September 30, 2011	14.12	9.62	9.67	September 30, 2016	13.92	11.94	12.07
December 30, 2011	12.51	9.37	10.76	December 31, 2016	13.17	11.34	12.13
March 30, 2012	12.96	10.76	12.49	March 31, 2017	13.17	11.46	11.68
June 29, 2012	12.64	9.59	9.59	June 30, 2017	11.64	10.76	11.19
September 28, 2012	10.59	8.92	9.86	August 30, 2017*	11.83	10.56	10.94
December 31, 2012	12.95	9.79	12.95

* This pricing supplement includes information for the third calendar quarter of 2017 for the period from July 1, 2017 through August 30, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the daily performance of F’s common stock from January 1, 2008 through August 30, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-11

Eli Lily and Company (LLY)

Description of Eli Lily and Company

Eli Lilly and Company discovers, develops, manufactures, and sells pharmaceutical products for humans and animals. The company products are sold in countries around the world. Eli Lilly products include neuroscience, endocrine, anti-infectives, cardiovascular agents, oncology, and animal health products. Information filed by LLY with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06351 or its CIK Code: 0000059478.

Historical Performance of Eli Lily and Company

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through August 30, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	57.18	47.81	51.59	March 28, 2013	56.79	49.51	56.79
June 30, 2008	53.06	45.61	46.16	June 28, 2013	58.33	49.06	49.12
September 30, 2008	49.25	43.92	44.03	September 30, 2013	54.96	49.92	50.33
December 31, 2008	43.69	29.91	39.67	December 31, 2013	51.34	47.65	51.00
March 31, 2009	40.57	27.47	33.41	March 31, 2014	59.85	50.73	58.86
June 30, 2009	35.95	31.88	34.64	June 30, 2014	63.10	58.21	62.17
September 30, 2009	35.15	32.40	33.03	September 30, 2014	66.59	60.35	64.85
December 31, 2009	37.51	32.47	36.17	December 31, 2014	72.83	61.90	68.99
March 31, 2010	37.41	33.95	36.22	March 31, 2015	76.36	68.41	72.65
June 30, 2010	36.92	32.25	33.50	June 30, 2015	86.59	70.89	83.49
September 30, 2010	37.77	33.12	36.53	September 30, 2015	89.98	78.26	83.69
December 31, 2010	38.06	33.66	35.02	December 31, 2015	87.52	76.98	84.26
March 31, 2011	35.84	33.63	35.17	March 31, 2016	84.11	69.06	72.01
June 30, 2011	39.15	34.99	37.53	June 30, 2016	78.75	72.01	78.75
September 30, 2011	39.32	34.49	36.97	September 30, 2016	83.40	76.85	80.26
December 30, 2011	41.75	35.58	41.56	December 31, 2016	83.06	65.97	73.55
March 30, 2012	41.80	38.49	40.27	March 31, 2017	85.88	74.58	84.76
June 29, 2012	42.91	39.18	42.91	June 30, 2017	86.25	76.98	82.30
September 28, 2012	47.64	41.98	47.41	August 30, 2017*	84.75	77.07	80.49
December 31, 2012	53.81	45.91	49.32

* This pricing supplement includes information for the third calendar quarter of 2017 for the period from July 1, 2017 through August 30, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the daily performance of LLY’s common stock from January 1, 2008 through August 30, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-12

VERIZON COMMUNICATIONS (VZ)

Description of Verizon Communications

Verizon Communications Inc. is an integrated telecommunications company that provides wire line voice and data services, wireless services, internet services, and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment, and payphones. Information filed by VZ with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08606 or its CIK Code: 0000732712.

Historical Performance of Verizon Communications

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through August 30, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	40.64	31.46	33.91	March 28, 2013	49.48	41.51	49.15
June 30, 2008	36.99	32.03	33.08	June 28, 2013	53.91	48.30	50.34
September 30, 2008	33.49	28.61	29.98	September 30, 2013	51.49	45.91	46.66
December 31, 2008	31.98	23.43	31.68	December 31, 2013	51.14	46.05	49.14
March 31, 2009	32.37	24.46	28.22	March 31, 2014	49.30	45.98	47.57
June 30, 2009	30.86	26.92	28.71	June 30, 2014	50.05	45.94	48.93
September 30, 2009	30.19	26.74	28.28	September 30, 2014	51.97	48.40	49.99
December 31, 2009	31.52	26.76	30.96	December 31, 2014	51.50	45.42	46.78
March 31, 2010	31.15	26.51	28.98	March 31, 2015	49.81	45.71	48.63
June 30, 2010	29.40	25.16	26.18	June 30, 2015	50.55	46.61	46.61
September 30, 2010	32.86	26.18	32.59	September 30, 2015	48.10	43.50	43.51
December 31, 2010	35.78	31.90	35.78	December 31, 2015	47.21	42.84	46.22
March 31, 2011	38.54	34.30	38.54	March 31, 2016	54.08	44.15	54.08
June 30, 2011	38.61	35.12	37.23	June 30, 2016	55.84	49.14	55.84
September 30, 2011	37.82	33.12	36.80	September 30, 2016	56.53	51.20	51.98
December 30, 2011	40.12	35.35	40.12	December 31, 2016	53.74	46.18	53.38
March 30, 2012	40.12	37.21	38.23	March 31, 2017	54.64	48.03	49.06
June 29, 2012	44.44	36.80	44.44	June 30, 2017	49.31	44.41	44.66
September 28, 2012	45.89	42.25	45.57	August 30, 2017*	48.91	42.89	48.12
December 31, 2012	47.26	41.40	43.27

* This pricing supplement includes information for the third calendar quarter of 2017 for the period from July 1, 2017 through August 30, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the daily performance of VZ’s common stock from January 1, 2008 through August 30, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-13

Illustrative ExampleS

The following examples are provided for illustrative purposes only and are hypothetical. These examples are representative of only a few possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Prices and how those increases and decreases affect the Coupons payable on the Notes. We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks or the return on the Notes. The total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The examples below illustrate the Coupon Payments on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Stocks. The following results are based solely on the assumptions outlined below. The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis.

Principal Amount:	$1,000

Hypothetical Minimum Coupon Rate:	1.25%

Hypothetical Performance-Based Coupon Rate:	4.25%

The actual Initial Value and Performance-Based Coupon Rate will be determined on the Pricing Date.

Example 1: The Reference Stock Return for each Reference Stock is greater than or equal to zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
AAPL	12.00%
BA	2.50%
F	5.00%
LLY	1.00%
VZ	2.00%

Minimum Coupon Rate =	1.25%
Performance-Based Coupon Rate =	4.25%
Coupon =	$55.00

Explanation for Example 1

As illustrated above, the hypothetical Reference Stock Return for each of the five Reference Stocks is greater than or equal to zero. Therefore, even though the hypothetical Reference Stock Return for one of the Reference Stocks is greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate, the payment will be limited to the hypothetical Performance-Based Coupon Rate of 4.25% plus the hypothetical Minimum Coupon Rate of 1.25%. Therefore, you receive a Coupon of $55.00 on the applicable Coupon Payment Date.

FWP-14

Example 2: The Reference Stock Return for one of the five Reference Stocks is less than zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
AAPL	12.00%
BA	5.00%
F	5.00%
LLY	0.00%
VZ	-4.25%

Minimum Coupon Rate =	1.25%
Coupon =	$12.50

Explanation for Example 2

As illustrated above, the hypothetical Reference Stock Return of four of the five of the Reference Stocks (AAPL, BA, F, and LLY) is greater than or equal to zero. However, the Reference Stock Return of 1 of the 5 Reference Stocks (VZ) is less than zero. Because the Reference Stock Return is less than zero for one of the Reference Stocks, the Coupon will equal the Minimum Coupon Rate. Therefore, you receive a Coupon of $12.50 on the applicable Coupon Payment Date.

FWP-15

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the principal amount of the Notes will be payable, together with any accrued but unpaid interest payable.  In such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Coupon Valuation Date for purposes of determining the Coupon payable, and the accelerated maturity date will be three business days after the accelerated Coupon Valuation Date. If a Market Disruption Event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Coupon Valuation Date for that Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Coupon Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sales of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.00% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Commencing on September 5, 2017, under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally will be required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

FWP-16

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as variable rate debt instruments for all U.S. federal income tax purposes and, based on certain factual representations received from us, in the opinion of Morrison & Foerster LLP, our special U.S. tax counsel, it is reasonable to treat the Notes as variable rate debt instruments. Assuming the Notes are treated as variable rate debt instruments, Coupons paid on the Notes generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with your regular method of accounting for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Notes that are VRDIs” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” as described in the discussion under “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting any Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of any Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

FWP-17

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$          7 Year Income Plus Notes

with a 1.25% Minimum Annual

Coupon

August 31, 2017

FREE WRITING PROSPECTUS

Free Writing Prospectus

General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Description of the Reference Stocks.	FWP-9
Illustrative Examples	FWP-14
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

Stock-Linked Underlying Supplement

Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus

About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58